Execution Version

LEASE

THIS LEASE (this “Lease”), is made as of the 5th day of June, 2020 (the “Effective Date”), by and between ARKHOS PROPERTY GROUP HOLDINGS LLC, a Florida limited liability company (hereinafter referred to as “Landlord”), and ATL DATA CENTERS LLC, a Georgia limited liability company (hereinafter referred to as “Tenant”).

WITNESSETH THAT:

1.00	PREMISES.

1.01          Premises. For and in consideration of Ten and No/100 Dollars ($10.00) paid by Tenant to Landlord (receipt whereof is hereby acknowledged by Landlord) and in further consideration of the rentals herein reserved and agreed to be paid and of the covenants herein contained and provided, Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, that certain tract or parcel of real property, together with all easement, covenants and other rights if any, appurtenant thereto (collectively, the “Property”), located at 2380 Godby Road, College Park, Georgia and being more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with all buildings and improvements now or hereafter located thereon, which include but are not limited to, an approximately 41,387 square foot office/warehouse building, driveways and parking areas (collectively, the “Improvements”) (the Property, together with the Improvements, is hereinafter referred to as the “Demised Premises”).

1.02          Permitted Use. Tenant shall have the right to use the Demised Premises in compliance with all applicable governmental laws, rules and regulations and the provisions of this Lease.

1.03          Condition of Demised Premises. Tenant shall accept the Demised Premises in “AS IS” condition. Tenant agrees that no representations respecting the condition of the Demised Premises, and no promises to decorate, alter, repair or improve the Demised Premises, either before or after the execution hereof, have been made by Landlord or its agents to Tenant.

2.00 TERM. Upon all the terms and conditions of this Lease, Tenant shall have and hold the Demised Premises for a term (the “Initial Term”) beginning on the Effective Date (hereinafter referred to as the “Commencement Date”) and ending at midnight on that certain calendar day one (1) day prior to the second (2nd) anniversary of said Commencement Date, unless said Initial Term of this Lease is sooner terminated as specifically hereinafter provided. This Lease shall automatically renew for successive one

(1) year terms (each, an “Extension Term”), unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to expiration of the then current term. The Initial Term and each Extension Term shall be referred to hereinafter collectively as the “Term”.

3.00   RENTAL. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, the total amount of Monthly Rent (as defined below) and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Monthly Rent) that Tenant is required to pay Landlord hereunder. Additional Rent and Monthly Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease. If this Lease commences or terminates on a date other than the first or last day of a month, Rent shall be prorated for such month.

3.01     Monthly Rent. Minimum rent shall be payable, in advance, without demand, in good funds, in equal monthly installments of $52,958.07 (the “Monthly Rent”), on the first (1st) day of each and every calendar month during the Term, commencing on the Commencement Date, in accordance with the following schedule:

Landlord hereby directs Tenant to make all Rent payments to Landlord at the following address:

Arkhos Property Group Holdings LLC

848 Brickell Ave., Suite 203

Miami, Florida, 33131

Attention: Barbara Elisabeth Laffranchi

3.02    Additional Rent. Tenant shall pay, as Additional Rent for the Demised Premises during the Term, to Landlord, or at Landlord’s election, directly to the public officer charged with the collection thereof, at least thirty (30) days before the same become delinquent, all ad valorem taxes (including sanitary taxes) assessed upon the Demised Premises; all assessments and levies, general or special, ordinary or extraordinary, of every nature or kind whatsoever which may be fixed, charged, levied, assessed or otherwise imposed upon the Demised Premises as it presently exists or as the Demised Premises may be hereafter improved by Tenant under the terms of this Lease; provided, however, that in the event any general or special assessments are levied against the Demised Premises which may be paid in installments, Tenant shall be obligated to pay only those installments which become due during the Term. In the event the State of Georgia or any taxing authority thereunder should, subsequent to the execution of this Lease, change or modify the present system of taxing real estate so as to tax the rental income from real estate in lieu of real estate taxes so as to impose a liability upon Landlord for the amount of such tax, then Tenant shall be liable under this Lease for the payment of the taxes so imposed during the term of this Lease to the same extent as though such an alternative tax was a tax upon the value of the Demised Premises. In order to determine the amount of such alternative tax for which Tenant shall be liable, the Demised Premises shall be considered as if it were the only asset of Landlord, and the Monthly Rent paid under this Lease shall be considered as if it were the only income of Landlord.

If Landlord elects to have Tenant pay taxes directly to the taxing authority rather than to Landlord, Tenant shall return, in Landlord’s name, all taxes which Tenant is required to pay hereunder and shall furnish to Landlord satisfactory proof of payment of such taxes, assessments and levies not later than thirty (30) days prior to the date such taxes become past due.

3.03   Net Rental. Monthly Rent hereunder and said Additional Rent shall be completely net rent to Landlord, and during the entire term of this Lease Landlord shall have no cost, obligation, responsibility or liability whatsoever for repairing, maintaining, operating or owning the Demised Premises, except as set forth in Section 6.01 below; provided, however, that any estate, inheritance, succession, legacy, gift, capital gains or other tax imposed on any transfer of the interest of Landlord hereunder shall not be chargeable to Tenant. Except as otherwise expressly provided herein, Monthly Rent and any Additional Rent shall be paid by Tenant to Landlord without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction whatsoever.

3.04      Late Charge. If Tenant shall default in the payment of any Monthly Rent or Additional Rent as and when due hereunder and such default shall continue for a period of ten (10) calendar days after the date due, then a late charge of five percent (5%) of the amount due shall be immediately due and payable by Tenant to compensate Landlord for its costs and expenses incurred as a result of such late payment. In addition, all such past due amounts shall bear interest at the lesser of (a) the rate of twelve percent (12%) per annum or (b) the maximum rate permissible under applicable law, from the date such amount was due until paid in full.

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4.00	ALTERATIONS TO THE DEMISED PREMISES.

4.01          Alterations. Tenant shall have the right, but not the obligation, to make any and all interior improvements to the Demised Premises that Tenant desires, so long as the same do not affect the structure or systems of the Improvements and the value of the Improvements is not reduced. All such improvements shall be constructed in Tenant’s name in a good and workmanlike manner using good quality materials and the cost of all such improvements shall be borne solely by Tenant and shall in no event result in any expense to Landlord or in any liens or charges against the Demised Premises whatsoever. Notwithstanding the foregoing, Landlord shall have the prior right to approve or disapprove in writing Tenant’s written plans and specifications and drawings and the proposed contractors for any proposed improvements which will materially affect the mechanical, electrical, or plumbing systems or the structure of the Improvements or will be visible from the exterior of the Improvements. Tenant shall not commence construction of any improvements requiring Landlord’s approval until such written approval of Tenant’s said plans, specifications and drawings have been obtained from Landlord.

4.02          Liens. Tenant will not create or permit to be created or to remain, and will discharge (or bond, as provided below), any lien (including, but not limited to, the liens of mechanics, laborers or materialmen for work or materials alleged to be done or furnished in connection with the Demised Premises at Tenant’s behest), encumbrance or other charge upon the Demised Premises or any part thereof or the Property or any part thereof, provided, that Tenant shall not be required to discharge any such liens, encumbrances or charges as may be placed upon the Demised Premises directly resulting from the acts or omissions of Landlord.

Tenant shall have the right to contest, in good faith and by appropriate legal proceedings, the validity or amount of any mechanics’, laborers’ or materialmen’s lien or claimed lien. In the event of such contest, Tenant shall give to Landlord such security (e.g. a legally sufficient bond) as may be required by Landlord to insure payment thereof and to prevent any sale, foreclosure or forfeiture of the Demised Premises or any part thereof by reason of non-payment of any such lien. In the event that a final determination is made against Tenant with regard to any such lien, Tenant will immediately pay any judgment rendered, with all proper costs and charges, and shall have such lien released or judgment satisfied, at Tenant’s expense, and upon such payment and release of satisfaction, Landlord will promptly return to Tenant such security as Landlord shall have received in connection with such lien. Landlord reserves the right to enter the Demised Premises to post and keep posted notices of non-responsibility for any such lien. In the event that Tenant fails to remove or bond as provided in this Section 4.02, any lien within ten (10) business days after the filing of any such lien or a final determination as to such lien, as the case may be, Landlord may, but shall not be obligated to, satisfy any such lien for the purpose of protecting Landlord’s interest in the Demised Premises. Tenant agrees to defend, pay, protect and indemnify Landlord from and against all liabilities, losses, claims, damages, costs and expenses, including reasonable attorneys’ fees, incurred by Landlord by reason of the filing of any lien and/or the removal of the same.

5.00	INSURANCE, CASUALTY, CONDEMNATION AND INDEMNITIES.

5.01          Insurance. Tenant covenants and agrees that from and after the Commencement Date or any earlier date upon which Tenant enters or occupies the Demised Premises or any portion thereof, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(a)                Liability insurance in the Commercial General Liability form (or reasonable equivalent thereto) covering the Demised Premises and Tenant’s use thereof against claims for bodily injury or death, property damage and product liability occurring upon, in or about the Demised Premises, such insurance to be written on an occurrence basis (not a claims made basis), in coverage amounts reasonably acceptable to Landlord. The insurance coverage required under this Section 5.01(a) shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for herein and, if necessary, the policy shall contain a contractual endorsement to that effect.

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(b)               (i) Insurance on the “All-Risk” or equivalent form on a Replacement Cost Basis against loss or damage to the Improvements now or hereafter located on the Demised Premises (including, without in any manner limiting the generality of the foregoing, flood insurance if the Demised Premises are located in a flood hazard area); and in an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer of any loss, but in any event in amounts not less than 100% of the actual replacement value of such Improvements. Landlord shall have the right to require from Tenant, not more often than once every twenty-four (24) months, reasonable evidence of the value of the Improvements.

(ii)               insurance on the “All-Risk” or equivalent form against abatement or loss of rental by reason of the occurrences covered by the insurance described in clause (A) above and by reason of any service interruptions in an amount equal to Monthly Rent and all Additional Rent for at least twelve (12) months following the occurrence of such casualty;

(iii)             boiler and machinery insurance covering losses to or from any steam boilers, pressure vessels or similar apparatus requiring inspection under applicable state or municipal laws or regulations which are located at the Demised Premises or on any other building systems for which such coverage is available, in amounts determined by Tenant to be appropriate or for such higher amounts as may at any time be reasonably required by Landlord; coverage shall be on a broad form comprehensive basis including loss of income with a limit of at least an amount which is reasonably acceptable to Landlord, to the extent such equipment is located at the Demised Premises; and

(iv)             worker’s compensation insurance to the extent required by the laws of the state in which the Demised Premises are located and employer’s liability insurance in coverage amounts reasonably acceptable to Landlord.

(c)                All policies of the insurance provided for in this Section 5.01 shall be issued in form acceptable to Landlord by insurance companies with a rating of not less than “A+,” and financial size of not less than Class XII, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Demised Premises are located. Each and every such policy:

(i)                 shall name Landlord as well as Landlord’s lender, if any, and any other party reasonably designated by Landlord, as an additional insured. In addition, the coverage described in Section 5.01(b) shall also name Landlord as “loss payee”;

(ii)               shall be delivered to Landlord, in the form of an insurance certificate acceptable to Landlord as evidence of such policy, prior to delivery of possession of the Demised Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)             shall contain a provision that the insurer waives any right of subrogation against Landlord on account of any loss or damage occasioned to Tenant, its property, the Demised Premises or its contents arising from any risk covered by all risks fire and extended coverage insurance of the type and amount required to be carried hereunder;

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(iv)             shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days’ notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(v)               shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c)                Any insurance provided for in Section 5.01 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds; provided, however, that:

(i)                 Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(ii)               the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii)             any such policy or policies shall specify therein the amount of the total insurance allocated to the Tenant’s improvements and property; and

(iv)	the requirements set forth in this Section 5.01 are otherwise satisfied.

(d)               In the event that Tenant shall fail to carry and maintain the insurance coverages set forth in this Section 5.01, Landlord may upon thirty (30) days’ notice to Tenant (unless such coverages will lapse in which event no such notice shall be necessary) procure such policies of insurance and Tenant shall promptly reimburse Landlord therefor as additional rent hereunder.

(e)                Landlord may, at any time, but not more than one (1) time in any twelve (12) month period, require a review of the insurance coverage and limits of liability set forth in this Section

5.01 to determine whether the coverage and the limits are reasonable and adequate in the then existing circumstances.

5.02          Fire Insurance. Tenant shall not keep, use, sell or offer for sale in or upon the Demised Premises any article which may be prohibited by the standard form of fire insurance policy.

5.03          Indemnification. Except for any claims, damages, liabilities or expenses directly arising from or out of the Landlord’s gross negligence or willful misconduct, Tenant hereby agrees to indemnify and hold Landlord wholly harmless from any and all claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and the costs of defending any action) arising out of or relating to: (a) Tenant’s use of the Demised Premises, (b) any act or omission of Tenant, (c) negligence of Tenant, its agents or employees, regardless of whether such negligence, acts or omissions occurred, (d) the injury to, or death of, any persons or damage to, or destruction of any property occurring in the Demised Premises, or (e) any and all claims by third parties arising from any breach or default in the performance of any obligation of Tenant under this Lease or any agreement made by Tenant with respect to the Demised Premises.

5.04          Release. Tenant agrees to release Landlord from liability for any damages sustained by Tenant, or any other person claiming by, through or under Tenant, due to the Property, the Demised Premises or the Improvements, or any part thereof, or any appurtenances thereto, becoming out of repair, or due to the happening of any accident, including, but not limited to, any damage caused by water, snow, windstorm, tornado, gas, steam, electrical wiring, sprinkler system, plumbing, heating and air conditioning apparatus and from any acts or omissions of co-tenants or other occupants of the Improvements. Landlord shall not be liable for any damage to, or loss of, Tenant’s personal property, inventory, fixtures or improvements, from any cause whatsoever except for the gross negligence of Landlord, and then only to the extent not covered by insurance required under this Section 5.

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5.05          Casualty. In the event of any casualty to the Demised Premises, except as specifically provided hereinbelow, Tenant shall replace, repair and restore the Improvements and the Demised Premises to substantially the same condition and quality as existed prior to the casualty and shall do so in as prompt a manner as is possible under the circumstances, which period shall not exceed twelve (12) months after the date of such casualty. Landlord shall have no obligation whatsoever to restore the Demised Premises or any portion of the Improvements following a casualty. The foregoing notwithstanding, if the casualty occurs during the last twenty-four (24) months of the Term, renders the Demised Premise unusable, and was not caused by the acts or omissions of Tenant, its employees, agents or invitees, Tenant shall have the option to elect by notice to Landlord within thirty (30) days after the date of the casualty to terminate this Lease, in which event possession of the Demised Premises shall be returned to Landlord, and at Landlord’s option, with the Improvements removed from the surface of the Demised Premises, provided, that, in the event that Tenant terminates this Lease, Tenant shall forfeit all insurance proceeds received (or the right to receive any such proceeds) in connection with such casualty plus an amount equal to any deductible applicable thereto.

5.06          Condemnation. If at any time during the term of this Lease the entire Demised Premises is acquired by condemnation or the exercise of power of eminent domain or sale under threat thereof (such condemnation, power or sale being hereinafter collectively referred to as “condemnation”), this Lease shall terminate at the time possession of the entire Demised Premises is surrendered, and Tenant shall then be relieved of all future payments of Monthly and Additional Rent, and Landlord and Tenant shall be relieved of all other obligations provided for in this Lease. Should at any time during the term of this Lease twenty percent (20%) or more of the land area of the Demised Premises or any material portion of the Improvements be acquired by a condemnation, then Tenant shall have the right to either (i) terminate this Lease on the date possession thereof is surrendered by providing written notice to Landlord thirty days (30) or more prior to the date on which possession shall be so surrendered informing Landlord of such termination, or (ii) to the extent practicable, restore any portion of the Improvements so taken; if Tenant does not so terminate this Lease or restore the Improvements or if a portion of less than twenty percent (20%) of the land area of the Demised Premises or any non-material portion of the Improvements is so surrendered, the Monthly and Additional Rent described in Paragraph 3 hereof, shall, by virtue of a condemnation, be equitably reduced proportionately to the percentage of said land area or Improvements so surrendered.

Any condemnation award received by Landlord hereunder shall be the sole property of Landlord; provided, however, that if Tenant does not terminate this Lease as provided above, Landlord hereby agrees to make such condemnation award available to Tenant for the restoration of the Improvements on the Demised Premises to the extent practicable.

6.00	MAINTENANCE OF THE DEMISED PREMISES.

6.01   Landlord’s Repair Obligations. Landlord shall, at all times during the term of this Lease, at Landlord’s sole expense, maintain in good condition and repair the roof, exterior walls, foundation, and structural portions of the Improvements and all portions of the electrical and plumbing systems lying outside the Improvements but serving the Improvements.

6.02    Tenant’s Repair Obligations. Except as set forth in Paragraph 6.01 above, Tenant shall, at all times during the term of this Lease, at Tenant’s sole expense, maintain the Demised Premises in a good, clean, safe and orderly condition and repair and in compliance with all applicable governmental ordinances. In the event Tenant fails to perform any of its obligations as required hereunder within fifteen (15) days after receipt of written notice, Landlord may, but shall not be required to, perform and satisfy same with Tenant hereby agreeing to reimburse Landlord, as Additional Rent, for the cost thereof promptly upon demand.

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6.03   Surrender of the Demised Premises. Tenant shall surrender to Landlord on the last day of the final term of this Lease possession of the Demised Premises and the Improvements in good, clean and orderly condition, except for normal wear and tear and damage due to casualty, condemnation or Landlord’s gross negligence, willful misconduct or failure to repair or required by Paragraph 6.01.

6.04   Personalty. At the time possession of the Demised Premises is surrendered, Tenant shall remove all of Tenant’s personalty from the Demised Premises, and Landlord shall have the right to enter the Demised Premises and be repossessed thereof, removing all persons and effects therefrom by the use of such force as may be necessary without being guilty of trespass, forcible entry or detainer or other tort.

6.04 Utilities. During the term of this Lease, Tenant shall pay for all charges for water, sanitation, sewer, light, heat, gas, electricity, power, fuel, janitorial and all other utilities and services rendered or delivered to the Demised Premises whatsoever.

7.00 QUIET ENJOYMENT. Landlord represents and warrants to Tenant that so long as Tenant performs all the obligations of Tenant under this Lease, Tenant shall have quiet and peaceful possession of the Demised Premises during the entire term of this Lease and Landlord shall defend Tenant’s right to possession against the claims of all parties.

8.00 TENANT’S TRADE FIXTURES. Landlord recognizes that from time to time throughout the term hereof Tenant (or its sublessees or assigns) will place upon the Demised Premises and within the Improvements located thereon certain machinery, equipment, fixtures and trade fixtures (hereinafter collectively referred to as “trade fixtures”). Landlord further covenants that such trade fixtures shall be and remain personal property regardless of the manner in which said trade fixtures are attached or secured to the Demised Premises, that such trade fixtures shall not at any time be deemed a part of the realty, and that such trade fixtures may be removed from the Demised Premises by Tenant (or its sublessees or assigns) at any time at or prior to the termination of the term of this Lease; provided, however, that Tenant (or its sublessees or assigns) shall not have the right to remove any trade fixtures from the Demised Premises if Tenant is then in default of any of the terms and conditions hereof and provided further that the party removing said fixtures shall at its expense repair simultaneously with the removal of such trade fixtures any damage caused by such removal.

9.00    DEFAULT AND REMEDIES. If Tenant shall default in the payment of Monthly Rent or Additional Rent hereunder when due and such default shall remain uncured for more than ten (10) days after written notice from Landlord of such default (provided Landlord shall only be obligated to provide such notice one time during any twelve (12) month period during the Lease Term and thereafter a default shall occur if any sum is not paid when due without notice); or if Tenant shall fail to cure any default of Tenant of any obligation set forth in this Lease other than such nonpayment of Monthly Rent or Additional Rent and satisfaction or bonding of liens within thirty (30) calendar days after written notice thereof from Landlord but if such default is not susceptible to cure within such thirty (30) day period, Tenant shall not be in default if Tenant promptly commences such cure and diligently and continuously pursues the cure to completion within an additional sixty (60) days; or if Tenant shall permit any liens to remain unbonded or otherwise outstanding of record against the Demised Premises for a period of more than ten (10) days after the filing thereof; or if Tenant is adjudicated bankrupt or a permanent receiver is

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appointed for Tenant’s property; or if, Tenant takes advantage of any debtor relief proceedings under any present or future law whereby any rental hereunder is, or is proposed to be, reduced or payment thereof deferred; or if Tenant makes an assignment for the benefit of creditors; or if Tenant’s effects should be levied upon or attached under process against Tenant, not satisfied or dissolved or stayed by bond within ten (10) days after written notice from Landlord to Tenant to obtain satisfaction thereof; then and in any such event, Landlord, at Landlord’s option, shall have the right at once either (a) to terminate this Lease by written notice to Tenant, whereupon this Lease shall end and Landlord shall be entitled to pursue and recover all damages provided by Georgia law to Landlord upon the occurrence of such default, or (b) to enter upon the Demised Premises, as Tenant’s agent and without terminating this Lease, and attempt to relet the Demised Premises at the best price obtainable by reasonable effort and Tenant shall be liable to Landlord for, and shall pay to Landlord monthly, any deficiency between the amount of Monthly Rent and Additional Rent payable by Tenant hereunder and the price obtained by Landlord on reletting.

9.01   Cure Rights. If Tenant fails to pay any amount due hereunder within ten (10) days of the date such payment is due, Landlord shall have the further right to make any payment of overdue amounts of taxes, assessments, levies, utilities, bonding of liens, insurance premiums, maintenance of the improvements on the Demised Premises, or any other amounts directly or indirectly provided to be paid by Tenant under this Lease (together with any amount of late charges, penalty and interest accrued thereon) for Tenant’s account and to immediately add such total amount paid, with interest thereon at until paid at the highest legal rate which shall in no event exceed twelve percent (12%) per annum from date of disbursement by Landlord to date of reimbursement of Landlord, to the next installment of Monthly Rent due hereunder or to otherwise demand immediate reimbursement thereon, with such interest, from Tenant.

10.00 SUBLETTING AND ASSIGNMENT. Tenant shall not assign, transfer or encumber any interest in this Lease or sublease or allow any third party to use any portion of the Demised Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Notwithstanding the foregoing to the contrary, any assignment or transfer of any interest in this Lease, or any sublease or occupancy of the Demised Premises, to or by any affiliate of Tenant shall not be deemed a Transfer and shall be permitted without the consent of Landlord.

11.00 SIGNS. Tenant (or its sublessees or assigns) shall have the right to install interior and exterior signs in the Improvements without the consent of Landlord; provided, however, that said signs shall not violate any applicable law or ordinance and that said signs shall, at the request of Landlord, be removed by Tenant on the termination of this Lease and any damage to the Demised Premises caused thereby will be repaired by Tenant at Tenant’s expense simultaneously with such removal.

12.00 HOLDING OVER. If Tenant remains in possession of the Demised Premises after expiration of the term hereof without any express agreement of Landlord and Tenant, Tenant shall then be a tenant at will of Landlord at one and one-half times the Monthly Rent in effect at the end of the term hereof plus the payment of all Additional Rent as provided herein, and there shall be no extension or renewal of this Lease by operation of law.

13.00 NO RECORDATION. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent

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14.00 NOTICES. All notices required or permitted to be given to Landlord under this Lease shall be sent to the following addresses, unless either party notifies the other in writing of a change of address:

If to Landlord:

848 Brickell Ave., Suite 203

Miami, Florida, 33131

Attention: Barbara Elisabeth Laffranchi

If to Tenant:

ATL Data Centers LLC 2380 Godby Road

Atlanta, GA, 30349

Attention: Bernardo Schucman

All notices given hereunder may be given by certified mail, hand delivery or by surface or air-express courier service and shall be deemed given when deposited for delivery by an approved method; provided, however, that the time period for any response to such notice shall begin to run only upon actual receipt or when delivery is refused or cannot be accomplished because the party has moved and has not provided the other party with notice of its new address by notice as provided herein.

15.00 ESTOPPEL CERTIFICATE. Tenant shall, without charge, at any time and from time to time, within ten (10) days after a reasonable request therefor from Landlord, deliver a written instrument to Landlord or any other person, firm or corporation reasonably designated by Landlord, which written instrument shall be duly executed and acknowledged and which shall certify: that this Lease is unmodified and in full force and effect, or if there have been any modifications, that the same is in full force and effect as modified; whether or not Tenant claims that there are any defaults by Landlord of its obligations under this Lease or any rights of setoff or defense which Tenant has to the performance of its obligations under the Lease, or whether Tenant’s obligations as stated in the Lease have been modified in any way; the dates to which Monthly Rent, Additional Rent and other charges due under this Lease have been paid; and any other information reasonably requested by Landlord to be inserted to such instrument.

16.00 SUBORDINATION TO MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Demised Premises, the Improvements or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.

17.00 BROKERAGE. Landlord and Tenant each represent and warrant to the other that it has not been represented by a broker or agent in connection with the negotiation or execution of this Lease and Landlord and Tenant each agree to indemnify the other against all costs, expenses, attorneys’ fees or other liability for commissions or other compensation or charges claimed by any broker or agent claiming the same by, through or under Landlord or Tenant respectively.

18.00     PURCHASE OPTION. Following the Commencement Date and thereafter during the Term (excluding any holdover period), Landlord hereby grants to Tenant the exclusive option and right (the “Purchase Option”) to purchase the Property from Landlord upon the terms and conditions set forth herein.

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(a)    The Purchase Option may not be exercised by Tenant if a default has occurred and continued beyond the expiration of any notice and cure period or if any facts or circumstances then exist which, with the giving of notice or the passage of time, or both, would constitute a default either at the time of exercise of the Purchase Option or at the Closing (as hereinafter defined).

(b)   Subject to the terms and conditions set forth in this Section 18, the Purchase Option shall be exercisable at any time following the Commencement Date upon written notice (the “Option Notice”) from Tenant to Landlord. In the event Tenant properly exercises the Purchase Option, Landlord and Tenant shall thereafter negotiate in good faith a purchase and sale agreement (the “Purchase Agreement”), which Purchase Agreement shall be acceptable to both parties.

(c)       The purchase price (the “Purchase Price”) of the Property in the event the Purchase Option is properly exercised shall be equal to $5,295,807.52 minus the aggregate amount of all Rent paid by Tenant. The Purchase Price shall be payable in cash or immediately available funds at Closing (as hereinafter defined).

(d)   The closing or settlement (“Closing”) of the sale of the Property contemplated hereby shall be held at the offices of Landlord’s attorney, during regular business hours on or before the date which is thirty (30) calendar days following the delivery of the Option Notice (or such other date as may be set forth in the Purchase Agreement). The exact time and date of Closing shall be mutually agreed by Tenant and Landlord.

(e)    At Closing, Landlord shall convey fee simple title to the Property to Tenant by limited warranty deed, which shall expressly be made subject to all matters of record except for past due monetary liens created by Landlord and any security deeds, mortgages, deeds of trust or other financing created by Landlord, which Landlord shall be obligated to pay off and discharge at Closing. Landlord shall execute and deliver reasonable evidence of authority and existence, evidence of non-foreign status required by the Internal Revenue Code (without which tax will be withheld as required by law), a closing statement, an owner’s affidavit of title (in substantially the form required by Fidelity National Title Insurance Company, Chicago Title Insurance Company or another national title insurance company reasonably approved by Landlord (the “Title Company”) as of the date of this Lease), a state transfer tax declaration and other documents which are customarily required by the Title Company at the time of Closing to issue its owner’s title insurance policy. Landlord shall pay the State transfer tax payable in connection with conveyance of the Property. All other costs of Closing, including, without limitation, all title insurance costs, survey, recording and other due diligence expenses shall be paid by Tenant. Ad valorem taxes assessed against the Property for the year in which the Closing occurs, and the income and expenses of the Building shall be prorated as of the day of Closing.

(f)    At Closing, the Property shall be conveyed to Tenant in an “as is” condition, without warranty of any kind.

(g)    As of the Effective Date, Landlord and Tenant each warrant and represent to the other that neither has employed or otherwise engaged a real estate broker or agent in connection with the sale of the Property pursuant to the Purchase Option. Landlord and Tenant covenant and agree, each to the other, to indemnify the other against any loss, liability, costs (including reasonable attorneys’ fees), claims, demands, causes of action and suits arising out of the alleged employment or engagement by the indemnifying party of any real estate broker or agent in connection with the Purchase Option. The indemnities contained in this subsection (g) shall survive Closing and any termination of this Lease.

(h)   Notwithstanding anything contained in this Section 18 to the contrary, in the event the Lease is terminated prior to the exercise of the Purchase Option by Tenant, then the Purchase Option shall

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terminate. This Purchase Option is personal to ATL Data Centers LLC, a Georgia limited liability company, may not be exercised by any party other than ATL Data Centers LLC, a Georgia limited liability company, and shall automatically terminate and be of no further force and effect upon any assignment of this Lease or sublet of any portion of the Premises; provided however, Tenant may assign the Purchase Option to an affiliate of Tenant without the consent of Landlord.

19.00	MISCELLANEOUS.

19.01	Governing Law. This Lease shall be construed under the laws of the State of

Georgia.

19.02    Relationship of Parties. Nothing herein shall be construed so as to constitute a joint venture or partnership between Landlord and Tenant.

19.03      Time of the Essence. The time of the performance of all of the covenants, conditions, and agreements of this Lease is of the essence of this Lease.

19.04   Entire Agreement. This Lease and the Exhibits attached hereto contain the entire agreement of the parties hereto, and no modification of this Lease shall be binding unless in writing, duly executed by all the parties hereto.

19.05    Partial Invalidity. If any provision hereof shall be declared invalid as offending any applicable law, the remaining provisions of this Lease shall continue in full force and effect.

19.06     Successors and Assigns. Subject to the restrictions upon assignment set forth hereinabove in this Lease, the terms, conditions and provisions of this Lease shall be binding upon Landlord and Tenant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

19.07    Interpretation. In interpreting this Lease in its entirety, the printed provisions of this Lease and any additions written or typed thereon shall be given equal weight, and there shall be no inference, by operation of law or otherwise, that any provision of this Lease shall be construed against either party hereto.

19.08     Recourse to Party. Each party agrees to look solely to the other party for the fulfillment of the other party’s obligations hereunder and shall not, under any theory, seek any recovery against the other party’s parent or affiliates except pursuant to written agreement executed by the person or entity against whom such recovery is sought.

19.09     Submission of Lease. The submission of this Lease for examination does not constitute an offer to lease, or a reservation of or option for the Demised Premises, and this Lease shall be effective only upon execution and delivery thereof by Landlord and Tenant.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have set their hands and seals hereunto and have caused this Lease to be executed on their behalf in their names and their corporate seals to be affixed by duly authorized officials thereof, the day and year first above written.

LANDLORD:

ARKHOS PROPERTY GROUP HOLDINGS

LLC, a Florida limited liability company

By: /s/ Barbara Laffranchi

Barbara Laffranchi, its Manager

TENANT:

ATL DATA CENTERS LLC, a Georgia

limited liability company

 By: /s/ Gustavo Lima Caldeira de Andrada

Gustavo Lima Caldeira de Andrada,

its Manager

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EXHIBIT A

Legal Description of Premises

Tract 1:

All that tract or parcel of land lying and being in Land Lot 69 of the 13th Land District, City of College Park, Fulton County, Georgia, said tract or parcel of land being more fully shown and designated as Tract 1 on a plat of survey prepared by Valentino & Associates, Inc. (Job # 15-060; Drawing/File# 15- 060), bearing the seal of Glenn A. Valentino, Ga. Registered Land Surveyor #2528, and being more particularly described, with bearings relative to Grid North, Georgia West Zone, as follows:

Beginning at a 1/2” iron pin set at the intersection of the Southerly right-of-way line of Godby Road (70’ public R/W) and the line which divides Land Lots 68 and 69.

Thence proceeding along said Southerly right-of-way line of Godby Road South 88 degrees 59 minutes 04 seconds East for a distance of 215.59 feet to a disturbed 3/4” open-top pipe found;

Thence departing said Southerly right-of-way line of Godby Road South 00 degrees 17 minutes 58 seconds West for a distance of 401.25 feet to a disturbed 3/4” crimp-top pipe found;

Thence South 89 degrees 30 minutes 28 seconds East for a distance of 216.16 feet to a 3/8” rebar found;

Thence South 00 degrees 33 minutes 10 seconds West for a distance of 300.02 feet to a bent 1” open-top pipe found; Thence North 89 degrees 12 minutes 29 seconds West for a distance of 436.02 feet to a 1/2” iron pin set on the line which divides Land Lots 68 and 69;

Thence proceeding along said line which divides Land Lots 68 and 69; the following courses and distances: North 00 degrees 57 minutes 17 seconds East for a distance of 130.93 feet to a rock found;

Thence North 00 degrees 28 minutes 46 seconds East for a distance of 395.76 feet to a rock found;

Thence North 01 degrees 14 minutes 28 seconds East for a distance of 174.28 feet to a 1/2” iron pin set at the intersection of the Southerly right-of-way line of Godby Road and the line which divides Land Lots 68 and 69, said 1/2” iron pin set being the Point of Beginning.

Said tract or parcel of land contains 5.001 acres or 217,822 square feet.

Tract 2:

All that tract or Parcel of land lying and being in Land Lot 69 of the 13th Land District, City of College Park, Fulton County, Georgia, said tract or parcel of land being more fully shown and designated as Tract 2 on a plat of survey prepared by Valentino & Associates, Inc. (Job # 15-060; Drawing/File# 15- 060), bearing the seal of Glenn A. Valentino, Ga. Registered Land Surveyor #2528, and being more particularly described, with bearings relative to Grid North, Georgia West Zone, as follows:

To find the Point of Beginning, Commence at a 1/2” iron pin set at the intersection of the Southerly right- of-way line of Godby Road (70’ public R/W) and the line which divides Land Lots 68 and 69;

Thence proceeding along said line which divides Land Lots 68 and 69 the following courses and distances: South 01 degrees 14 minutes 28 seconds West for a distance of 174.28 feet to a rock found;

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Thence South 00 degrees 28 minutes 46 seconds West for a distance of 395.76 feet to a rock found;

Thence South 00 degrees 57 minutes 17 seconds West for a distance of 130.93 feet to a 1/2” iron pin set, said 1/2” iron pin set being the Point of Beginning.

Thence departing said line which divides Land Lots 68 and 69 South 89 degrees 12 minutes 29 seconds East for a distance of 436.02 feet to a Bent 1 open-top pipe found;

Thence South 00 degrees 33 minutes 10 seconds West for a distance of 10.28 feet to a 1/2” iron pin set;

Thence North 89 degrees 12 minutes 29 seconds West for a distance of 436.10 feet to a 1/2” iron pin set on the line which divides Land Lots 68 and 69;

Thence Proceeding along said line which divides Land Lots 68 and 69 North 00 degrees 57 minutes 17 seconds East for a distance of 10.28 feet to a 1/2” iron pin set, said 1/2” iron pin set being the Point of Beginning.

Said tract or parcel of land contains 0.103 acres or 4485 square feet.

Tract 3:

All that tract or parcel of land lying and being in Land Lot 69 of the 13th Land District, City of College Park, Fulton County, Georgia, said tract or parcel of land being more fully shown and designated as Tract 3 on a plat of survey prepared by Valentino & Associates, Inc. (Job #15-060; Drawing/File #15- 060), bearing the seal of Glenn A. Valentino, Ga. Registered Land Surveyor #2528, and being more particularly described, with bearings relative to Grid North, Georgia West Zone, as follows:

To find the Point of Beginning, Commence at a computed point located at the intersection of the Southerly right-of-way line of Godby Road (70’ public R/W) and Westerly right-of-way line of Cater Pond Road (apparent 80’ public R/W; currently unused/barricaded);

Thence proceeding along said Westerly right-of-way line of Cater Pond Road South 00 degrees 28 minutes 43 seconds West for a distance of 398.19 feet to a 1/2” iron pin set, said 1/2” iron pin set being the Point of Beginning.

Thence continuing along said Westerly right-of-way line of Cater Pond Road the following courses and distances: South 00 degrees 28 minutes 43 seconds West for a distance of 246.14 feet to a 1/2” iron pin set;

Thence along a curve to the left having a radius of 540.00 feet for an arc distance of 64.61 feet (said arc being subtended by a chord of South 02 degrees 56 minutes 56 seconds East for a distance of

64.57 feet) to a 1/2” iron pin set;

Thence departing said Westerly right-of-way line of Cater Pond Road North 89 degrees 25 minutes 45 seconds West for a distance of 119.76 feet to a 1/2” iron pin set;

Thence North 00 degrees 33 minutes 10 seconds East for a distance of 10.28 feet to a bent 1” open-top pipe found; Thence North 00 degrees 33 minutes 10 seconds East for a distance of

300.02 feet to a 3/8” rebar found;

Thence South 89 degrees 34 minutes 03 seconds East for a distance of 115.50 feet to a 1/2” iron pin set on the Westerly right-of-way line of Cater Pond Road, said 1/2” iron pin set being the Point of Beginning.

Said tract or parcel of land contains 0.826 acres or 36,002 square feet.

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